Exhibit 10.3

SECOND SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(REVOLVING LINE OF CREDIT LOAN)

THIS SECOND SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Second Supplement”), dated as of March 8, 2010, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and REG NEWTON, LLC, an Iowa limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1. Definitions. As used in this Second Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Second Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Second Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“Acceleration Date” has the meaning specified in section 15 of this Second Supplement.

“Accounts” means all of the Borrower’s “Accounts”, as such term is defined in the UCC, including, without limitation, the aggregate unpaid obligations of customers and other account debtors to Borrower arising out of the sale or lease of goods or rendition of services by Borrower on an open account or deferred payment basis.

“Availability Date” shall have the meaning specified in Section 5 of this Second Supplement.

“Borrowing Base” means, at any time, the lesser of: (a) $1,800,000.00; or (b) the sum of: (i) 50% of Borrower’s Eligible Accounts Receivable; plus (ii) 50% of Borrower’s Eligible Inventory.

“Borrowing Base Certificate” means the certificate in the form of Exhibit A attached hereto properly completed and duly executed by an authorized officer of the Borrower.

“Eligible Accounts Receivable” means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts Receivable:

(a) That portion of Accounts unpaid 30 days or more after the invoice date:

(b) That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(c) That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by any Borrower to the customer;

(d) Accounts owed by any unit of government, whether foreign or domestic; except that Accounts due as a result of blender’s or producer’s tax credit or other credit from a government unit will be deemed Eligible Accounts Receivable;

(e) Accounts owed by an account debtor located outside the United States;

(f) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(g) Accounts owed by a member, Guarantor, Affiliate, officer or employee of any Borrower. Notwithstanding the foregoing and subject to all other exclusions listed in the Eligible Accounts Receivable definition, (i) Accounts owed to Borrower by REG Marketing & Logistics Group, LLC (“REG Marketing”) arising out of the production and/or sale of biodiesel, glycerin and fatty acids produced by Borrower at its bio-diesel production facility in Newton, Iowa, and sold to REG Marketing pursuant to that certain Contract Manufacturing Agreement dated of even date herewith, by and between REG Marketing and Borrower, and (ii) Accounts related to transactions as approved by Lender and listed on Schedule 5.02(k) of the MLA, will be deemed to be Eligible Accounts Receivable;

(h) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender, including, without limitation, any payment or performance bond;

(i) That portion of Accounts that has been restructured, extended, amended or modified;

(j) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes; and

(k) Accounts, or portions thereof, otherwise deemed ineligible by the Lender, in its sole discretion, exercised reasonably.

“Eligible Inventory” means all inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business and that has been specifically identified and accepted by the Lender, excluding all of the following inventory:

(a)	Covered by documents of title, instruments, or chattel paper when these documents, instruments and paper are not owned and held by the Borrower or are subject to competing claims, liens or encumbrances.

(b)	Intended to be sold outside of the ordinary course of business.

(c)	Consigned, sold or leased to others or on consignment or lease from others or subject to a bailment.

(d)	Subject to a competing claim, lien or encumbrance.

(e)	Paid for in advance with progress payments or any other sums to the Borrower in anticipation of the sale and delivery of inventory.

(f)	Obsolete or unusable in the ordinary course of business.

(g)	Inventory of work in progress.

(h)	Inventory held or stored at locations not disclosed in Schedule 4.01(k) of the MLA or otherwise disclosed in writing to the Lender and approved by the Lender, in its sole discretion.

(i)	Inventory that the Lender, in its reasonable discretion, disqualifies as Eligible Inventory.

“Maximum Rate” shall have the meaning specified in Section 7 of this Second Supplement.

“Monthly Payment Date” means the first (1st) day of each calendar month.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding under this Second Supplement and the Revolving Line of Credit Note.

“Outstanding Revolving Advance” means the total Outstanding Credit under this Second Supplement and the Revolving Line of Credit Note.

“Request for Advance” shall have the meaning specified in Section 6(a) of this Second Supplement.

“Revolving Advance” means an advance under this Second Supplement and the Revolving Line of Credit Note.

“Revolving Line of Credit Loan” shall have the meaning specified in Section 2 of this Second Supplement.

“Revolving Line of Credit Collateral” means (a) Accounts and (b) all inventory held for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in the Borrower’s business and that has been specifically identified and accepted by the Lender.

“Revolving Line of Credit Commitment” shall have the meaning specified in Section 2 of this Second Supplement.

“Revolving Line of Credit Loan Maturity Date” shall mean March 7, 2011.

“Revolving Line of Credit Loan Termination Date” shall have the meaning specified in Section 2 of this Second Supplement.

“Unused Commitment Fee” shall have the meaning specified in Section 6(d) of this Second Supplement.

2. Revolving Line of Credit Commitment. On the terms and conditions set forth in the MLA and this Second Supplement, Lender agrees to make one or more advances (collectively, the “Revolving Line of Credit Loan”) to the Borrower, during the period beginning on the Availability Date and ending on the Business Day immediately preceding the Revolving Line of Credit Loan Maturity Date (the “Revolving Line of Credit Loan Termination Date”), in an aggregate principal amount outstanding at any one time not to exceed $2,350,000.00 (the “Revolving Line of Credit Commitment”) provided, however, that at no time shall the Outstanding Revolving Advances exceed the unpaid principal balance of the Acquisition Advance plus the Borrowing Base. The Revolving Line of Credit Commitment shall expire at 12:00 noon Central time on the Revolving Line of Credit Loan Maturity Date. Under the Revolving Line of Credit Commitment amounts borrowed and repaid or prepaid, other than amounts attributable to the Acquisition Advance, may be re-borrowed at any time prior to and including the Revolving Line of Credit Loan Termination Date.

3. Purpose. The purposes for which advances under the Revolving Line of Credit Loan may be used are for general corporate and operating purposes of the Borrower and its subsidiaries, including, without limitation, payment of the CIE Loan and closing costs and fees associated with the Revolving Line of Credit Loan. The Borrower agrees that the proceeds of the Revolving Line of Credit Loan are to be used only for the purposes set forth in this Section 3.

4. Repayment of the Revolving Line of Credit Loan. The Borrower will pay accrued interest on the Revolving Line of Credit Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Revolving Line of Credit Loan, and continuing on each Monthly Payment Date thereafter until the Revolving Line of Credit Loan Maturity Date. On the Revolving Line of Credit Loan Maturity Date, the amount of the then unpaid principal balance of the Revolving Line of Credit Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Revolving Line of Credit Loan will be due and payable. If any Monthly Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid. In addition to the regularly scheduled payments set forth above, the Borrower shall make all Excess Cash Flow Payments and Debt Service Reserve Account Payments as described in the MLA.

5. Availability. Subject to the provisions of the MLA and this Second Supplement, during the period commencing on the date on which all conditions precedent to the initial advance under the Revolving Line of Credit Loan are satisfied (the “Availability Date”) and ending on the Revolving Line of Credit Loan Termination Date, advances under the Revolving Line of Credit Loan will be made as provided in this Second Supplement.

6. Making the Advances.

(a) Revolving Advances. Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Second Supplement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing; or (iii) payment pursuant to Section 6(f) of this Second Supplement.

(b) Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Second Supplement and the MLA), including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c) Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d) Unused Commitment Fee. In addition to fees payable on the Effective Date, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of such Lender’s commitment under the Revolving Line of Credit Loan from the Availability Date until the Revolving Line of Credit Loan Maturity Date at the rate of 0.50% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each third month after the Availability Date.

(e) Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Revolving Line of Credit Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Second Supplement, including, without limitation, the following further conditions precedent:

(i) Representations and Warranties. The representations and warranties set forth in the MLA and this Second Supplement are true and correct in all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(ii) No Defaults. The Borrower is not in default under the terms of the MLA, the Related Documents or any other Material Contracts to which the Borrower is a party and which relates to the operation of the Borrower’s business;

(iii) Government Action. No license, permit, permission or authority materially necessary for the operation of the Plant has been revoked or challenged by or before any Governmental Authority;

(iv) Marketing Agreements. The Borrower has executed marketing agreements for all biodiesel, glycerin and all other by products to be produced at the Plant and provided Lender with collateral assignments of all such agreements in form and content which is satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements; and

(v) Borrowing Base Certificate. The Borrower has provided the Borrowing Base Certificate as required by Section 13 of this Second Supplement.

(vi) Other Agreements. In the event that any Inventory is commingled with inventory owned by any Affiliate of the Borrower or any other Person, the Lender shall have received an intercreditor agreement in form and substance acceptable to the Lender in its sole discretion.

(f) Borrower hereby requests that Lender advance the Acquisition Advance and authorizes Lender to make the Acquisition Advance on the Availability Date and to apply the funds thereby advanced to the payment of the CIE Loan.

7. Interest Rate. Subject to the provisions of the MLA and Section 8 and 10 of this Second Supplement, the Revolving Line of Credit Loan shall bear interest at a rate equal to the Applicable Rate plus 300 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Revolving Line of Credit Loan shall be as provided in the Revolving Line of Credit Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

8. Default Interest. In addition to the rights and remedies set forth in the MLA: (i) if the Borrower fails to make any payment to Lender when due, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at the applicable Default Rate; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances of the Revolving Line of Credit Loan shall bear interest from the date of the Event of Default or such later date as Lender shall elect the applicable Default Rate; (iii) after the maturity of the Revolving Line of Credit Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Revolving Line of Credit Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at the applicable Default Rate.

Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

9. Late Charge. If any payment of principal or interest due under this Second Supplement or the Revolving Line of Credit Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay, in addition to such amount, a late charge equal to five percent (5%) of the amount of such payment.

10. Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender should raise a substantial question as to whether it is) unlawful for the Lender to make, maintain or fund LIBOR Rate Loans, then: (a) the Lender shall promptly notify each of the other parties hereto; and (b) the obligation of the Lender to make LIBOR rate loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness. During the period of any suspension, Lender shall make loans to Borrower that are deemed lawful and that as closely as possible reflect the terms of the MLA.

11. Maximum Amount Limitation. Anything in this MLA, this Second Supplement, or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on the Revolving Line of Credit Note or any of the Loan Obligations, or ever be required to pay interest on the Revolving Line of Credit Note or any of the Loan Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under the MLA, this Second Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under the MLA, this Second Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Loan Obligations to the Lender under the MLA, this Second Supplement, the Revolving Line of Credit Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of the Revolving Line of Credit Note, be either refunded to the Borrower, or credited on the principal of the Revolving Line of Credit Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by the Lender under the Revolving Line of Credit Note, or under any of the Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to the Lender, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Advances evidenced by the Revolving Line of Credit Note, and any renewals thereof all interest at any time contracted for, charged or received by Lender in connection therewith. This section shall control every other provision of all agreements among the parties to the MLA pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section shall be deemed to be incorporated in every Loan Document and communication related thereto.

12. Mandatory Prepayments or Collateralization. The Borrower shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Advances in the amount, if any, by which the Outstanding Credit less the unpaid principal balance of the Acquisition Advance on the date of prepayment under this Section exceeds the Borrowing Base at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to the Lender additional collateral acceptable to the Lender, in the Lender’s sole discretion, and deliver all documentation that the Lender, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority security interest in such additional collateral, so that the Borrowing Base plus the value assigned by the Lender, in its sole discretion, to such additional collateral plus the unpaid principal balance of the Acquisition advance equals or exceeds the Outstanding Credit.

13. Reporting Requirements. In addition to the reporting requirements under Section 5.01(c) in the MLA, the Borrower shall:

(a) at all times while there is an outstanding balance under the Revolving Line of Credit Loan, furnish to the Lender as soon as available and in any event within 5 days after the end of each calendar week (or at such other times or with such greater frequency as is requested by the Lender), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such week calculated based upon collateral value criteria and advance rates which do not exceed those set forth in the Borrowing Base Certificate, and including such other information, representation and warranties contemplated therein, certified by the appropriate authorized officer of the Borrower, and

(b) provide to Lender within 45 days after each June 30th and December 31st a written audit of Eligible Inventory and Eligible Equipment performed by an independent third party auditor reasonably acceptable to Lender.

14. Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.

15. Proceeds of Collateral. Notwithstanding the provisions of Section 2.09(d) of the MLA, to the extent that Lender seeks to enforce its rights under the Section 1.b. of the Corporate Guaranty of the Revolving Line of Credit Loan against Renewable Energy Group, Inc., the proceeds from the sale or other liquidation of Revolving Line of Credit Collateral received by the Lender within 60 days after the Lender accelerates the due date of the unpaid principal balance of the Revolving Line of Credit Loan (the “Acceleration Date”) shall be applied first to the payment of Lender’s fees and expenses, then to Lender’s attorneys fees and other expenses related to Lender’s realization on such Collateral, then to the payment of accrued interest on the Revolving Line of Credit Loan, then to the payment of the outstanding principal of the

Revolving Line of Credit Loan and then to the payment of the other Loan Obligations in such amounts and such order as provided in Section 2.09(d) of the MLA. The Lender shall be entitled to apply any proceeds from the sale of the Revolving Line of Credit Collateral that are received by the Lender more than 60 days after the Acceleration Date as provided in Section 2.09(d) of the MLA. To the extent that the Lender has taken possession of some or all of the Revolving Line of Credit Collateral, the Lender agrees to make a commercially reasonable effort to liquidate such collateral within 60 days after the Acceleration Date.

16. Execution in Counterparts. This Second Supplement may be executed in any number of counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

{SIGNATURE PAGE IMMEDIATELY FOLLOWS}

SIGNATURE PAGE TO

SECOND SUPPLEMENT

TO

MASTER LOAN AGREEMENT

BY AND BETWEEN

REG NEWTON, LLC

AND

AGSTAR FINANCIAL SERVICES, PCA

DATED: MARCH 8, 2010

IN WITNESS WHEREOF, the parties have caused this Second Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

REG NEWTON, LLC an Iowa limited liability company

By:	/s/ Daniel J. Oh
Name: Daniel J. Oh
Title: President

AGSTAR FINANCIAL SERVICES, PCA

By:	/s/ Mark Schmidt
Name: Mark Schmidt
Its: Vice President

EXHIBIT A

BORROWING BASE CERTIFICATE

Detailed Calculation

Date:                                  ,

Pursuant to that certain Master Loan Agreement dated March 8, 2010, by and between REG Newton, LLC, an Iowa limited liability company (the “Borrower”), and the Lender, and any amendments thereto and extensions thereof (the “Loan Agreement”), the undersigned hereby represents, warrants and certifies to the Lender as follows:

1	Accounts Receivable:
	___________________ (biodiesel)	$
	___________________ (glycerin)	$
	Other	$
	Other	$
	Total	$
	Deduct Ineligible Accounts	$
(31 days or more from invoice date)
	Deduct Ineligible Accounts	$
(as determined by Bank)
	Eligible Accounts Receivable	$
	Multiply by Borrowing Base Factor		50.00%
	Accounts Receivable Loan Availability			$

2	Glycerin (current value)
	Ending Feedstock Inventory	$
	Ending Glycerin & other bi-products Inventory	$
Total Inventory
	Multiply by Borrowing Base Factor		50.00%
	Inventory Loan Availability			$

3	Biodiesel Inventories (lower of cost or market)
	Ending Biodiesel Inventory	$
	Ending Biodiesel Inventory	$
Other Inventory
	Total Inventory	$
	Multiply by Borrowing Base Factor		50.00%
	Inventory Loan Availability			$

4	Total Borrowing Base (Totals from #1, #2, & #3)			$

5	Outstanding Loan Balance (as of month end)	$

6	Margin (Line 4 minus Line 5)			$

IN WITNESS WHEREOF, the undersigned has signed and delivered this Certificate to the Lender as of the              day of                             ,         .

BORROWER:

REG NEWTON, LLC,
a Iowa limited liability company

By
Its